For the period ended July 31, 2002
File number  811-09439



SUB-ITEM 77J

Reclassification of Capital Accounts


Distributions to shareholders, which are determined in accordance with federal income tax regulations, which may differ from generally accepted accounting principles, are recorded on the ex-dividend date. In order to present undistributed net investment income and accumulated net realized gains (losses) on the Statement of Assets and Liabilities that more closely represent their tax character, certain adjustments have been made to paid-in capital in excess of par, undistributed net investment income and accumulated net realized gain (loss) on investments. For the year ended July 31, 2002, the adjustments were as follows:

Undistributed
     			       Net
Accumulated     Paid-in
                      					 Investment      Net
Realized    Capital in
Income          Gain/Loss       Excess of Par

Large Capitalization Growth(b).....         $1,958,846            -
$(1,958,846)
Large Capitalization Value(c).....               (5,951)      $5,951
-
Small Capitalization Growth(b).....              439,133         -
(439,133)
Small Capitalization Value(b).....              460,105     (460,105)
-
International Equity(a),(b).......               119,220
						  27,817
(147,037)
Total Return Bond(a),(d).......                27,470        (27,470)
-
(a) Reclass of net foreign currency gains/losses.
(b) Reclass of net operating loss.
(c) Reclass of distribution.
(d) Reclass of paydown losses.